EXHIBIT 99.2
MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome everyone to the IDEX Third Quarter 2009 Earnings Results Conference Call. This call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Heath Mitts, Vice President of Corporate Finance. Please go ahead, sir.
Heath A. Mitts, Vice President, Corporate Finance
Thank you. Good morning and thank you for joining us for our discussion of the IDEX third quarter 2009 financial results.
Yesterday, we issued a press release outlining our company’s financial and operating performance for the three-month period ending September 30, 2009. The press release along with presentation slides to be used during today’s webcast can be accessed on our company website at www.idexcorp.com.
Joining me today from IDEX management are Larry Kingsley, Chairman and CEO; and Dom Romeo, Vice President and CFO.
The format for our call today is as follows. We will begin with an update on our overall performance for the quarter and then provide detail on our four business segments. We will then wrap up with an outlook for the fourth quarter of 2009 and a brief update on innovation. Following our prepared remarks, we’ll then open the call for your questions.
If you should need to exit the call for any reason, you may access a complete replay beginning approximately two hours after the call concludes, by dialing the toll-free number 888-203-1112 and entering conference ID 2354138 or simply log on to our company homepage for the webcast replay.
As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the Safe Harbor language in today’s press release and in IDEX’s filings with the Securities and Exchange Commission.
With that, I’ll now turn this call over to our Chairman and CEO, Larry Kingsley. Larry?
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Thanks, Heath. Good morning everyone. The majority of our end-market has stabilized and we’re seeing some of those markets now beginning to improve. Overall, our third quarter results are very strong and accordingly, we’ve raised our full year guidance to $1.44 to $1.46.
During the third quarter, we experienced the benefit of a pickup in global infrastructure spend in the Energy and Water businesses. And several of the product categories otherwise across the company are also seeing better order rates.
The shorter cycle businesses are seeing early signs of a return to growth. Conversely, we expect that some end-markets will remain slow for the foreseeable future. The chemical end-markets, the paint producers, the dispensing business, which is the retail capital equipment for paint and a couple others, will be flat down sequentially in the coming quarter.
Daily order rates clearly indicate that the worse is behind us, and while still erratic, they’re trending upward. However, we do anticipate that many of our customers will shut down for two weeks at year-end and therefore we are assuming a shorter quarter from a comparison standpoint.
Our operating performance through the bottom has been very strong. We’ve improved our customer service levels, protected our margins and we continue to generate outstanding cash flow. Full year adjusted operating margin should be 15%. Full year free cash should exceed 150% of net income.
As I mentioned during last quarter’s call, our new products and market initiatives are on track and I’ll outline a few of those examples of our organic initiatives as I wrap up. In general though, coming out of this, we’re in great shape to realize profitable growth as our end-markets continue to improve. Our balance sheet is strong and we have the organizational bench to acquire both domestically and overseas.
I’m going to turn over to slide four; the one that’s titled Q3 2009 Financial Performance. For the quarter, orders were down 4% and that’s down 9% organically. Sales were down 12 and down 17% organically. Third quarter adjusted operating margin of 15.2% was down 290 basis points with the revenue decline. But the impact of lower volume was partially offset by the ongoing cost containment structural actions that we’ve taken year-to-date.
The adjusted EPS at $0.39 for the quarter was down 25% and free cash flow, an IDEX quarterly record, was $78 million. Year-to-date, our free cash flow to net income conversion is 175% and our working capital management has been just outstanding.

Again, our operating teams have responded well to the challenges and we look forward to continued progress, as our strong cash generation facilitates our future growth.
So overall, I’m pleased with our performance. Despite the challenging market conditions, we’ve been able to deliver solid profit performance, a testament to our ability to maintain a flexible cost structure, as we continue to focus on expanding market share and reinvesting in the business.
So now, I’m going to flip over and walk through the segments. For the Fluid & Metering segment, orders were down 1% in the quarter, organic orders were down 12, sales decreased 8%, that’s down 19 on an organic basis. Adjusted operating margin of 16.8% was down 390 basis points from Q3 of ‘08.
With regard to the FMT end-markets, as I mentioned earlier, our Energy business is benefiting from strong international demand in the areas of both power generation and in the oil and gas segment. Sequentially, we expect to see improvements in the fourth quarter and we expect global project activity to drive growth as we move into 2010. Our Water business, also within the segment, is also seeing some very nice sequentially improvement.
As you know our business model consists of projects that address regulation-driven activity associated with wastewater treatment. Many of them have been bottlenecked awaiting federal funding, the impact of which has been slow to reach the market.
However, we did see some improvement in municipal funding releases during the third quarter and additionally, we expect growth to be further supported by continued global project activity. So as a result, we anticipate that modest sequential growth will be the case for the fourth quarter. It’s good news on the horizon here.
At the other end of the FMT market spectrum, our sales for the chemical end-markets again were down the most in the quarter and we expect that the chemical markets to be down slightly sequentially as we go on to the fourth quarter. But this business has stabilized and we’re seeing the very beginning of increased daily order rates here as well.
So in summary, for the Fluid & Metering segment, we’re pretty bullish about the short and long-term in the Energy and Water pieces of the segment and we’re taking a little bit more of a wait-and-see posture for the rest of the segments.
Turning over to Health & Science; in the Health & Science segment, total orders were down 1% for the quarter, now it’s down 7% organically. Sales were down 8% in total and down 13% organically. Our core analytical instrumentation and life sciences business, which represents about 60% of the segment, was down just slightly, while the remaining, more industrially exposed HST businesses experienced a significant year-over-year decline, that’s north of about 20.
Operating margin of 20.1% was only down 120 basis points compared to the prior year and that’s entirely due to the lower revenue.
For the fourth quarter of 2009, we expect that the HST segment will be flat to growing sequentially. The core HST businesses should see modest growth while the non-core, more industrially exposed portion of HST, is expected to be sequentially down just a bit.
For the long-term, our core Health & Science business will benefit from increased NIH and other Federal Government sponsored spend for research and development. Our OEM customers in the segment are anticipating an acceleration of demand as we head into 2010 and we continue to invest in new technology to enable next generation instrumentation development.
So, you know the bottom-line is that we’re well positioned in the markets we like, the ones that we’re serving and the segments, we expect reasonable growth as we head into next year.
And Dispensing on slide seven, total orders in the quarter were down 1%, organically, they’re up 3%. Sales decreased 19 and organically sales were down 15%. Operating margin of 1.2% was down 180 basis points compared to the prior year due to the lower revenue.
Unfortunately, underlying market conditions in the segment in both North America and Europe remain soft. Last quarter, we spoke about the natural market drivers that dictate system upgrades or replacement. Those drivers are the new paint chemistries and the color combination that are initiated by the paint suppliers, but there are also the requirements that are driven by the machine users to enable ease of use.
While we’re supplying system upgrades, retrofits and replacements as a function of those new paint products, order activity in the U.S. retail channel continues to be challenged and the European market is still pretty sluggish as well.
As we move into Q4, we expect further sequential declines, primarily due to the lack of significant retail projects over the next couple of months. So while we do not foresee any big short-term programs, the overall market drivers will continue to support upgrade requirements and replacement activity and we’re confident that the cost actions that we’ve taken to size the Dispensing business, positions us very well to ensure profitability and strong cash generation.
The business, even in this environment to put it in perspective, is positioned to achieve mid-teens operating profit on a full year basis.
So I’m moving now to Fire & Safety, it’s slide eight. For the quarter, total orders were down 14%; that’s down 11% organically. Sales were down 19%, organically down 16. Operating margin at 24.4% was down just 90 basis points compared to last year, primarily due to lower volume. Global product demand for rescue tools drove performance in the third quarter. For the fourth quarter, we expect rescue tools to grow sequentially due to strong global activity, most notably in China, where the disaster management continues to be an emerging focus in the area of spend within their Central Government.

The new products that are working well on our adjacent markets have also enabled us to gain share in total and to further expand our global footprint. Fire Suppression experienced a slowdown in order activity as anticipated due to the municipal budgetary constraints in North America. For the fourth quarter, we expect that the North American fire market will be further challenged as a result of continued pressure in the muni budgets.
As anticipated, we saw improvement in the third quarter for BAND-IT in the segment, due to new projects wins and share gain. The band clamping daily order rates have also improved. For the fourth quarter, we expect band clamping markets to grow on a sequential basis. So in total for this segment, for Fire & Safety, we expect very modest growth sequentially in the fourth quarter.
Moving on to slide nine, our guidance. We expect again that full year EPS will be in the $1.44 to $1.46 range. Full year organic growth is projected to be down approximately 15%. FX at current rates will have a negative impact to sales of approximately 2% and then acquisitions add back 5 to 6%. Adjusted operating margin should finish the year at approximately 15%, as I said. Our earnings projections exclude the estimate for additional severance of about $0.02 in the fourth quarter. Our full year CapEx will be 24 to 25 million, and we will continue to convert cash very well in excess of 150% of net income.
So for the fourth quarter, our EPS range is 35 to $0.37. Within that, organic growth will be down about 12. We expect FMT, HST and Fire & Safety to be flat to growing modestly, sequentially; and Dispensing to be down versus the third quarter. And as far as other modeling items, our Q4 tax rates should be anticipated anyway at 34%.
So again, to be clear, we’ve seen order rates in most of our non-project type businesses improve over the past few months. We’re not anticipating a slowdown. But we’re also taking a view that at year-end, a number of customers may take two weeks as shutdown. So – hence the view of the fourth quarter.
Now before we go into Q&A, I want to take a few minutes just to characterize the current state of the company. Across the company, our new product initiatives are on track, and our ability to move quickly through a number of restructuring initiatives sets the stage for 2010. Our focus is always innovation, to enable organic growth, and then capital deployment to acquire new growth opportunities.
And we think we’re in great shape relative to most of our competition. Through the course of the recession, we continue to invest in R&D and in new market development. And on a year-over-year basis, our R&D spend in ‘09 will actually be up 10%.
In fluid metering, we continue to grow our global presence in the energy markets through a variety of new initiatives. Our systems group in Europe is winning skid-based applications in developing markets and in the reconstruction regions there. We’ve also further developed our military end segment by way of some turnkey systems capability that can be shipped in to serve energy distribution requirements. And our relatively new Middle East sales team has succeeded in winning several, both energy and water projects, in the region. And the new leak detection products and services enable us to differentiate our capabilities to go after capital programs that are aimed at water conservation. So good news that I think portrays a good 2010 for energy and water.
In similar form within fluid metering, capital spend in the food and beverage industry is projected to grow nicely over the next three years. We’ve introduced a suite of new pump technologies that enables efficient, clean and play services advantages to the end users of our products; and we’ve positioned the products against incumbent technology that requires up to three times the time to service those systems.
In our Health & Science segment, the analytical instrumentation, biotechnology and in vitro diagnostic markets continue to require faster throughput, higher precision and improved accuracy. And the Pharmaceutical industry is investing increasingly in biologics versus the small molecule research and production.
One of the key elements to enabling efficient sample processing in the large molecular or protein based research applications is the ability to operate at very high pressures. High pressure always enables better separation and faster sample throughput, but it’s even more critical in these emerging pharma and biotech applications. And the new IDEX product development both is aimed at new component development, but also integrated solutions that enable up to 18,000 PSI performance for these systems.
So we’ve talked before about our integrating solutions group, here again the ability to work with leading instrumentation providers by helping them solve for their issues with the fluid path is improving their product design, and it’s also decreasing their time to offer new product to the market.
Also in our Health & Science segment, our Semrock business has had success with the new bright-line multi-band fluorescent filter sets. These are award winning filters that enable life science customers to simultaneously excite and capture high contrast optical overlays of up to four different fluorescent images, and thereby they save significant experimental time and expense. Semrock is expanding the number of fluorescent die combinations that can be imaged in a white light microscope system. And they’ve recently launched a new set of multi band filters specifically designed to unlock the resolution capabilities of laser-based fluorescence.
So the point here is not to run you through a laundry list of product innovation, but just to give you a sense really of the following: We haven’t stopped innovating. We continue to believe that niche market development is one of our core capabilities. It’s never been more important than now to position us well as the economy returns. Our view is that having a very broad end-market exposure, but tied to a clear core competence, allows us excellent maneuvering capabilities as we move forward.
The company is focused on strengthening our exposure to the BRIC countries, but also on the other developing countries of the world. As you know, we have a global footprint. But it’s also a very flexible manufacturing model. We don’t have to spend months tooling up or configuring operations or supply chain to get at new opportunities. And we again continue to invest in new product.

So new sales, be they from adjacent segments or new geographies, basically should flow through the existing cost structure at a very profitable incremental rate. So if you think about it, the point is, the economy is recovering and we think some end markets will outperform others next year, some countries will as well for that matter. Our strategy is to migrate capital in all forms to take advantage of the best growth opportunities, which we will.
So I’m going to get off my soapbox here and operator, we’re going to open the line for questions around the quarter and also our outlook for Q4.

▀▀ QUESTION AND ANSWER SECTION
Operator: Thank you, sir. [Operator Instructions.] And I’ll take our first question from Mike Schneider with Robert W. Baird. Sir, you may proceed with your question.
<Q – Mike Schneider>: Hey, guys.
<A – Larry Kingsley>: Hi, Mike.
<Q – Mike Schneider>: I guess the most encouraging aspect to me is the fluid and metering orders this quarter being down just 1% year-over-year and – when 3Q last year was a pretty good quarter. I realize energy, which presumably is liquid controls, and then the Water businesses you mentioned are stronger. But do you sense that this is more distributor related? Is it project related? Any color you can give us? And then I guess presumably, orders in Q4 are going to be positive, just again how sustainable this is and your gut feel for I guess the underlying strength of the business or indeed is this just unique projects coming through?
<A – Larry Kingsley>: Yeah, Mike, it’s a combination of the two. We did see a broad-based order bottoming certainly in the quarter, and daily rates improved pretty nicely from the distribution base in the U.S. and in Europe during the quarter. Some of the improvement though later in the quarter in orders did come from some of the larger projects that I spoke to – referred to anyway that came out of places of the world that we haven’t historically served.
We think that, you probably want to think about those as not one-off because there’s more to follow. Frankly, it comes down to the ability to serve some of these larger programs with the Energy suite of products, the Liquid Control suite of products, which includes Toptech as you probably remember. So couple of years ago, we wouldn’t have been in the position to even bid on some of these and frankly, not only have we successfully bid, but we’re winning.
So if you want to model that economically, I think you’d say that some of what you’re seeing reflected in terms of organic orders in the quarter is there is a decent, solid foundation across the segment to the distribution base and the smaller OEM base. But some of the spikiness, the improvement we saw late in the quarter did come out of specific projects. And we think we’ll see some more of those to follow as we move into the new year.
<Q – Mike Schneider>: And the water projects that you’ve seen, are these domestic or European? And then secondly, are these projects that you were in touch with already late last year that were shelved or indeed are these new RFQs coming out?
<A – Larry Kingsley>: The water projects have been on the radar screen for some time. We’ve been tracking the ones that we’re seeing as wins now for better than nine months. The wins came out of a combination of the U.S. and the Middle East actually. There wasn’t any significant project – water project wins in Western Europe in the quarter.
But we are seeing again through this case, the acquisition of ADS, with leak monitoring and detection being the biggest differentiator, opportunities to bid on programs that historically our water business wouldn’t have participated in. So we’ll see not just decent service revenue out of these, but good product pull-through from the FMT product content as we get more of these.
If you think about what’s happening domestically in the water projects, for the most part, what we’re seeing is federal dollars replacing local and state dollars. In some cases, there’s a little bit of incremental spend versus what the local or state allocation has been. But it’s not federal incremental to the project dollars that has been planned either on a local or state basis.
<Q – Mike Schneider>: Okay. And then just on flow-through, if you look sequentially, your flow-through is only about a negative 5% and the revenue decline of about 13 million, obviously very impressive. Can you just describe what’s different in the cost structure looking from Q1 to Q2 when you did over 40%, even over 50% incrementals on the way up sequentially, and then now just down 5% on lower seasonal revenue in Q3, I’m curious if some of the moving parts that would have benefited Q3 much more so than Q2?
<A – Larry Kingsley>: It’s a continuation of the cost actions coming out through the course of the year. On a year-to-date basis you’ll see in both quarters, obviously sequentially more impressive even – as you just said from Q2 to 3, the body of the cost coming out is structural actions that we talked about. So this is not one time furlough kinds of activities that add back in 2010 or for that matter whenever we see the revenue line pick up again.
These are integrated plans where we get both SG&A savings as well as direct cost improvement. I think we are also seeing a little bit of benefit from material cost improvement through the course of the year. But bottom-line is there’s cost actions taken that ought to play pretty nicely as we go into next year.
<Q – Mike Schneider>: And then conceptually now, if we look out several years into this recovery, your revenue peak last year at just shy of 1.5 billion, if you would re-achieve that rate in whatever year we forecast, what do you believe the permanent cost reductions have been to get – if you were operating again at 1.5 billion? How much do you think you’ve taken out permanently from the cost structure?
<A – Larry Kingsley>: Mike, we still refer back to the numbers that we’ve talked about on a year-to-date basis. If you remember early in the year, we talked about a target of 40 to 45. We’re getting every bit of that, certainly towards the high-end of that. So clearly, bottom-build, identified cost improvement that’s structural on a current basis of 45. And we’re still working to obviously to optimize where we stand going forward.
<Q – Mike Schneider>: Okay, thank you.

<A – Larry Kingsley>: Sure, Mike.
Operator: And we’ll take our next question from Christopher Glynn with Oppenheimer. Sir, you may go ahead with your question.
<Q – Christopher Glynn>: Thank you. Sounds at least from what you know now that it feels that FMT might have the best kind of recovery prospects next year. Just for us comment maybe if that’s fair? But the other part of the question is it sounds like a lot of execution globally. So as markets recover, how do we think about the outgrowth dynamic there relative to whatever the markets do?
<A – Larry Kingsley>: Yeah, I would just say in maybe a reverse order to the two parts of your question, I think the operational execution is in very good shape. I’m very pleased with how we’re doing. You can see it reflected both in the P&L and the working capital progress in the quarter and for that matter, year-to-date.
So I think that the way to think about us all up is growth dollars flow through very profitably at this point. Not to say that we’re not going to continue to invest in the business, but again, where we’ve achieved the savings this year, it’s been structural. It hasn’t been temporary ‘09 actions that come back in the form of 2010 in the case of everything – almost everything we’ve done.
The segment based recovery in 2010, I would tell you, I think is on a rate basis probably led first by HST then FMT simply from the standpoint that, as I said in our prepared remarks, the — couple of the FMT end-markets will lag, chemical being the largest.
We’re starting to see some signs of good profitability from the chemical producers depending on product category. But I think their need for capacity based expansion, which drives the capital spend, which is what we are all about, lags probably six to nine months. And we don’t expect that FMT across the board has an early 2010 strong growth start. We think that Energy and Water within FMT, a little more than half of the segment, will have a fairly strong start.
<Q – Christopher Glynn>: Okay. And just looking at the very strong margin performance sequentially at HST and FMT, are we thinking completely right-sized here and the — kind of the volume differential over time is really the exclusive driver at this point?
<A – Larry Kingsley>: Essentially, the short answer is yes. I mean we’re going to continue to always work some of the issues that help us with optimizing our footprint globally. But by and large part for modeling sake, I think you can view current costs and the numbers that we just talked about prior question, as the way to think about how we go forward sequentially.
<Q – Christopher Glynn>: Okay. And then lastly, just given a lot of the cost sizing this year, across the segments can you compare the type of degree of operating leverage that you’d expect?
<A – Larry Kingsley>: Pretty ratable when you think about the actions that have been taken. And you can see that in the sequential numbers too, both up and down. So I think that the leverage on the upside will be basically right down to the business unit level in many cases. So within the segment, depending on product margin mix, more than leverage from a sequential sales growth standpoint, we ought to see pretty nice margin pick up if and when sales do grow in the respective businesses.
<Q – Christopher Glynn>: Okay. Thanks a lot.
<A – Larry Kingsley>: Yeah.
Operator: We’ll take our next question from Scott Graham with Ladenburg Thalmann. Sir, you may go ahead with your question. Mr. Graham, your line is open. And, gentlemen, it appears that Mr. Graham has left his line off the hook. Shall we proceed with our next questioner?
<A – Larry Kingsley>: Yes.
<A – Heath Mitts>: Yeah, go ahead.
Operator: And we’ll take our next question from Charles Brady with BMO Capital Markets.
<Q – Thomas Brinkmann>: Good morning. This is actually Tom Brinkmann standing in for Charlie Brady. Just wanted to ask you some things about I guess the dispensing equipment, is this the level of sales and profitability we should expect going forward, about this rate or are there some unusual items that impacted the quarter?
<A – Larry Kingsley>: If you think about dispensing somewhere between the second quarter and the third quarter as the way to think about the business going forward, it’s always been a lumpy business. And there’s the seasonality trend in a typical year, not that this is one in the business.
I wouldn’t assume that the Q3 sales rate is — certainly not more than a short-term view of the business. The way to think about the business all up is that, now it’s always by way of project activity seen sequentially 10 or for that matter this year even $20 million quarter-to-quarter top-line moves.
What you can see obviously when you look at the business is while the third quarter doesn’t reflect steady state full form from a cost-out position that even at this pretty low sales level, the business is better than breakeven. So you can also see where sales sequentially picking up, flows through extremely profitably. And for that matter it’s a good cash generator.
Probably the other way to think about it is, if you look at year-to-date sales for the segment, it was about 104-5 million, and operating margin is mid-teens, if you think about that, there’s probably a pretty good profile for where the current P&L is within the business. And even out of sales volume that were annualized, if it were lower than that, I’d still think low to mid-teens operating margin and free cash generation is the way to think about it.
<Q – Thomas Brinkmann>: Okay. And I apologize if you touched on this, but I didn’t catch it. I was wondering where the restructuring charges were focused this quarter and what additional actions you may have planned?
<A – Larry Kingsley>: They are within each of the segments and go-forward is kind of clean up, is the best way to characterize it. So there is – there’s work to be done to finalize some of the things that were initiated through the course of the last 12 months. But by-and-large, the bigger, heavier projects are kind of already under build. So, there is little bits of work to do in all the segments going forward.
<Q – Thomas Brinkmann>: Okay. And you mentioned in terms of municipal budgets that fire suppression has been down as expected, or continued to be down, but water has seen some activity from the federal stimulus dollars. So do we take away from that that the federal stimulus dollars are not having a significant impact on fire suppression, only on the water side?
<A – Larry Kingsley>: I would say first for sure, federal stimulus dollars are impacting water positively. And as I said, not to confuse the subject that what we’ve seen thus far is that the projects that we’ve had on our target list for the last 12 months that were either locally funded, state funded, sometimes there is kind of regional projects, we’ve seen federal dollars come in and replace those in many cases. In some cases, there’s been a bit of positive, there’s been an incremental spend in terms of project size is a function of federal dollars coming in. The same is true for that matter in the U.K. and selectively across the Continental European country markets.
So we think water is going to continue to be a targeted area, priority area for spending for that matter, it’s been called out in some of the U.S. federal original stimulus package.
On the fire truck side, there is not a bucket identified for equipment spend per se. There is ongoing federal money that’s targeted toward equipment. And we do anticipate that there will be some spend associated with equipment purchases, and for that matter, constructing firehouses which will necessitate equipment purchases and things of the sort. But in the short-term, particularly as we look through the rest of this year and early into 2010, we don’t think that we’ll see a large federal based equipment spend opportunity in the U.S. in particular. So hence the comments about, nothing federal, there’s some subsidy form there to what’s going on at the local level.
<Q – Thomas Brinkmann>: I see. And last question just geographically, what are your expectations for recovery in Europe in terms of the timing versus North America or how the end markets outlook is?
<A – Larry Kingsley>: On an IDEX view of the world, it’s tracked pretty closely. We’ve seen Europe actually bottom, kind of in sync with the U.S. and generally outside of the U.K., things stayed pretty decent. So it’s not an issue of how far it’s lagging other than the U.K. And that’s a comment that I would make potentially across all the segments.
<Q – Thomas Brinkmann>: Okay, that’s all I have. Thank you.
<A – Larry Kingsley>: You bet.
Operator: [Operator Instructions]. We’ll now move to our next questioner, Matt Summerville with KeyBanc. Sir, you may please proceed.
<Q – Matt Summerville>: Morning, couple of questions on HST. First obviously, it’s a very nice sequential margin improvement in that business on slightly higher revenue. Can you talk a little more about the margin dynamic and sustainability there in the quarter? And then Larry, when do you expect the more favorable NIH budget to sort of flow through and begin to pull business from IDEX in 2010?
<A – Larry Kingsley>: Sure Matt. The team did a great job Q2 to three as you can see. Where it came from? Essentially, it was two areas; one, continued cost out, so same theme as previously mentioned what we expect for the entire company. They did a nice job, particularly in the non-core side of the business getting cost out such that its margins weren’t a real drag on the segment. And we’ll see that sustained, frankly any improvement to the sales rate on the non-core side of HST will continue to true that up in the 20% operating margin range.
So very, very good cost performance out of the team. Also mix was good frankly in the quarter. And so now you see those sequential sales dollars generating huge margin moves, some of that is mix. And we always see within the segment sequentially that margin can move around 150 to a couple hundred basis points even in call them more typical economic times.
I do think though that the team with the actions taken against structural has the opportunity to generate, obviously in this case, better than IDEX, but IDEX -like operating margins on a go-forward basis.
As far as the NIH spending, when we see that start to flow? I would say our customers should start to see that toward the end of the year this year. So we, by the early part of 2010, ought to be benefiting from volume rates principally around some of the targeted areas for academic and for other forms of institutional R&D spend that the government again is – the U.S. is focused on and for that matter, other federal governments around the world. So we think that we’ll see early 2010, buoyancy out of the federal dollars aimed at research and development.
<Q – Matt Summerville>: And then one final question, you had indicated in your prepared remarks that your thought is some of your customers might take two weeks shutdowns at the end of the year. I guess I’m trying to get a feel for what would be the normal scenario and if there is specific end-markets that you’re really referring to when you addressed that concern?
<A – Larry Kingsley>: Yeah, what we’ve heard thus far, Matt from a number of OEMs and it’s earlier in the quarter than would typically be the case, particularly for a broader set of OEMs that they may take the last two weeks of the year as a shutdown. I think we’ve got to see how that plays out right now and you have to do some kind of calendarizing of what that looks like on a sequential basis or for that matter, if it’s pertinent on a year-over-year basis to see how many less days there are in the quarter. But it could play out that there is four or five less days in the fourth quarter than typical or than you would think about on a typical comparative basis.
So I think that it’s an appropriately prudent way to think about the tail-end of the year where people are already thinking about shutdowns to realize that the number of days available to ship is likely impacted.
Beyond the OEMs and some end-markets, we also think that some end users may take that time where they don’t typically have the opportunities for shutdown to gain efficiencies, because they don’t have the number of days in a string to do so, that we will see some of that at the very tail-end of the year.
<Q – Matt Summerville>: Thanks a lot, Larry.
<A – Larry Kingsley>: Sure, Matt.
Operator: Our next question comes from Walt Liptak with Barrington Research. Please go ahead with your question, sir.
<Q – Walter Liptak>: Hi. Thanks, good morning, guys. It’s Walt Liptak.
<A – Larry Kingsley>: Hi, Walt.
<Q – Walter Liptak>: My question is on Fluid & Metering and I wondered about your comments about energy prices and strong global markets, I guess if you can compare Energy to Water, is Energy – if you talk to your customers, looking like it’s stronger and maybe to dive into your – the wholesaling – the fuel retailing or wholesaling part of the business, is that – are you hearing a pick up, or you’re seeing a pick-up in that business yet?
<A – Larry Kingsley>: Again we don’t serve the retail end of fuel, Walt, you know where we play is the point of refinery down to...
<Q – Walter Liptak>: Yeah, that’s what I meant, Larry.
<A – Larry Kingsley>: ...logistics.
<Q – Walter Liptak>: Yeah, that’s what I meant.
<A – Larry Kingsley>: I would tell you ... Sorry?
<Q – Walter Liptak>: That’s what I meant from – yeah, from the refinery out to the retailer.
<A – Larry Kingsley>: Yeah, what we’re seeing is project dollars committed for a number of reasons, not just because the price is supporting a bit, but it’s global projects, more than U.S. projects, but also I’d say a decent foundation of U.S. projects that are on the docket now for the rest of the year and headed into 2010. I think a lot of it’s Idex’s execution frankly versus what are commodity based swings or crack price based opportunities and what’s going on in the downstream world. We’re seeing pretty solid execution again out of the fact that we’ve got systems capability now that we never had historically.
So I would tell you that Energy and Water both look good. As to which one looks better? I think it kind of depends on how the federal stimulus dollars continue to play through on the Water side. As we currently see, the whole developed world plus the newer opportunities like the ones that I spoke to in the Middle East play out, I think that we’re positioned pretty nicely, frankly.
<Q – Walter Liptak>: Okay. Okay, thanks very much.
<A – Larry Kingsley>: Sure.
Operator: And with no further questions in queue, I’d like to turn it over to Mr. Larry Kingsley for any additional comments and closing remarks.
Larry D. Kingsley, Chairman, President and Chief Executive Officer
Well, thank you everyone for joining. I think we’ve covered it pretty well in both the prepared remarks and the Q&A. Again, as we head into the fourth quarter, we see a pretty solid foundation to the daily order rates, gives us good cause for optimism. At the same time, we see that the quarter might be a short one. So with that in mind, we think that the economy is generally moving us in the right direction. We think that our execution will ensure that. And the company focuses back to how do we grow, how do we deploy capital effectively and as we head into 2010, we’re in good shape.
I look forward to talking to some of you through the course of the quarter and all of you again three months from now. Thanks.
Operator: That does conclude today’s conference. Thank you for your participation.